Exhibit 99.2

For Immediate Release	Contact:	Media: Chris Ahearn	Shareholders: Tiffany Mason
Nov. 11, 2011		Lowe’s Companies, Inc.	Lowe’s Companies, Inc.
		704-758-2304 chris.c.ahearn@lowes.com	704-758-2033 tiffany.l.mason@lowes.com

LOWE’S NAMES ERIC WISEMAN TO BOARD OF DIRECTORS

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW) announced today the appointment of Eric C. Wiseman, 56, to its board of directors. He will serve on the board’s compensation and governance committees. With today’s announcement, Lowe’s board of directors is comprised of 11 members, 10 of whom are independent.

Wiseman is chairman, president and CEO of VF Corporation. Based in Greensboro, N.C., VF Corporation (NYSE: VFC) is the world’s largest apparel company, whose top brands include The North Face®, Timberland®, Vans®, Wrangler® and Lee®. Before being named CEO in January 2008, Wiseman served as president and chief operating officer from 2006 to 2007, responsible for VF’s global business and day-to-day operations.

Wiseman holds a bachelor’s degree in business and an MBA from Wake Forest University. He serves on the board of directors of CIGNA Corporation and on the board of visitors of Wake Forest Schools of Business.

“Eric is an innovative thinker with significant management experience leading top consumer brands,” said Robert A. Niblock, Lowe’s chairman, president and CEO. “His deep consumer insight and executive experience make him a great addition to Lowe’s board.”

With fiscal year 2010 sales of $48.8 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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